Exhibit 99.1

MCEWEN MINING: 2021 Outlook and 2020 Year End and Q4 Results

TORONTO, March 11, 2021 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full year results for the period ended December 31, 2020, along with the outlook for 2021.

“2020 was a brutal year but we more than survived and have come out stronger from it. The ‘Going Concern Note’ has been removed from our financial statements; we released two feasibility studies that shows the potential to extend the life of our Mexican operations by 9.5 years, and outlines a 6-year life for our Gold Bar mine, which recovered from what was tantamount to a near-death experience for the operation in early 2020. The future of our Fox Complex is becoming more visible. Access to the Froome deposit is nearly complete and commercial production is planned to start in Q4. This will extend the life of the Black Fox mine by 2.5 years, providing a bridge to our second phase of growth at Fox, which we will unveil in Q2. Given our large gold resource base in the Timmins area, we expect it to support a potential ten-year mine life with annual production of 100-150,000 ounces of gold.

Our recent financings in late 2020 and early 2021 were met with huge market demand and more importantly have supplied us with adequate funds for our key development projects and exploration programs in 2021. We currently have liquid assets of $49 million! Finally, we extended the maturity date of our debt from August 2021 to August 2023, with a supportive lending partner.

Beneficial developments that we welcomed, but were beyond our control, were the massive increases in the prices of silver and copper and the resultant increase in the values of our silver and copper assets. For example, using the current price of copper in the financial model from our 2017 Preliminary Economic Assessment of Los Azules, we arrive at a Net Present Value, discounted at 8%, of approximately $5 billion. In respect of the potential value of our silver assets, if we combine the San José mine and the Fenix Project, it could potentially represent a medium-sized silver producer. One investment banker we spoke to suggested the value of such a company could be a minimum of $140 million. We believe that there is significant value to be realized by spinning these assets out in two separate vehicles. In this manner we could raise the necessary capital to advance these properties, while maintaining a large shareholding. I believe that the shares of these new companies will grow in value along with the growth in demand for these metals, on the back of the green technology movement. Specifically, the electrification of transportation, renewable energy technologies and the continuing urbanization of Asia and Africa.

While I am deeply pained by our awful financial performance in 2019 and 2020, I recognize that those years are behind us and the past cannot be changed, but we can and are shaping a better future. This year will not be stellar as we continue to fix operating issues and continue to invest in exploration and business systems - the foundations for a strong mining company. Looking beyond this year, myself and our entire senior management team, many of which are new hires, feel very optimistic about the company’s growth and are committed to delivering it to you!

Let me leave you with one last thought. As you know our stock symbol is MUX and here is what we are striving to make it mean – Motivated, United, Xceptional” commented Rob McEwen, Chairman & Chief Owner.

If you would like to be immediately contacted with our progress, please provide me with your contact details via my personal assistant Tara Saratsiotis. Her email is tsaratsiotis@mcewenmining.com

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•	For the full year 2020, production was 114,800 gold equivalent ounces(1) (GEOs)(see Table 1), compared to 174,400 GEOs in 2019.

Our consolidated net loss in 2020 of $152.3 million, or $0.38 per share (see Table 2) relates primarily to the impairment for the Gold Bar Mine of $83.8 million; investment of $27.5 million on advanced projects and exploration; a gross loss of $27 million from our operations; and general and administrative costs of $9 million.

•	Our three 100%-owned mines generated a cash gross loss of $4.0 million(2) in 2020, and a gross loss of $27 million. Cash gross profit (loss) is calculated by adding back depletion and depreciation to gross profit (loss).

•	We are forecasting our 2021 gold equivalent production to be in the range of 141,000 to 160,400 GEOs(1) a 23% to 40% increase over 2020.

•	At Black Fox, development of the vent drive that will provide initial access to the Froome underground deposit has advanced 95% by the end of February 2021. We are on track to reach the main deposit before the end of March, and complete the necessary development work to allow for commercial production to be achieved by the fourth quarter of 2021.

•	Gold Bar Feasibility Study Update was filed in February 2021. Using a $1,500/oz gold price the NPV(8%) is $55.2 million, over a 6-year mine life. Probable gold reserves estimated at December 31, 2020 were 300,000 oz (Table 3.2). Exploration programs are ongoing with the objective of extending the mine life beyond 6 years.

•	Fenix Feasibility Study was filed in February 2021. Using a $1,500/oz gold price and $17/oz silver price the NPV(8%) is $32 million, over a 9.5-year mine life. Fenix has the key permits towards construction.

•	The Grey Fox project’s Indicated resource estimate was updated in April 2020, increasing 43% to 888,000 oz Au at 7.1 g/t (see Table 2.4). An independent preliminary economic study on expanding production at the Fox Complex is expected to be completed by the end of Q2.

•	In 2020, we completed 43,000 feet (13,000 meters) of drilling at Black Fox, and 111,000 feet (34,000 meters) of drilling at Gold Bar.

•	Cash and liquid assets(2) at March 10th, 2021 was $49 million.

•	Our year-end conference call will take place today, Thursday, March 11th at 11am EST. Details are provided below.

Operations Update

Black Fox Mine, Canada (100% Interest)

Production from Black Fox in 2020 was 24,400 GEOs. Total cash costs and AISC were $1,397 and $1,650 per GEO, respectively.

We incurred $6.5 million in 2020 for exploration initiatives, compared to $25.8 million in 2019. We remain focused on our principal exploration goal of cost-effectively discovering and extending gold deposits adjacent to our existing operations to contribute to near-term gold production.

The Froome deposit, which is part of the Fox Complex, is accessed from two declines starting at the Black Fox pit and is situated approximately one-half mile west of the Black Fox mine. The mineralized material from Froome will be hauled approximately 20 miles (32 km) to the Stock Mine mill, where it will be processed. Development of the vent drive that will provide initial access to the Froome underground deposit has advanced 95% by the end of February 2021. We are on track to reach the main deposit before the end of Q1 and to complete the necessary development work required to achieve commercial production by the fourth quarter of 2021.

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The Stock exploration area sits adjacent to our Stock mill, which currently processes ore from our Black Fox mine. The Stock West mineralized zone was discovered in mid-2019; in 2020 five drill rigs completed 53,600 feet (16,350 meters) of follow-up drilling. Initial results suggest the potential to define a significant new zone of mineralization 800m (1/2 mile) from our Stock processing facility. The majority of our 2020 drilling was designed to infill the gaps between our encouraging 2019 intercepts. This will increase the density of the data needed to develop a 3D model and the Company expects to generate an initial resource estimate while drilling continues. Four contracted drill rigs completed a total of 58,600 feet (17,900 meters) by year-end. Drilling resumed in early January 2021. Assuming this drilling is successful in identifying sufficient gold to support a decision to re-open the historic Stock Mine, we are well positioned to act quickly and begin dewatering the mine in the second half of 2021. Previously the mine was dewatered in just 4 months.

In April 2020, the Indicated resource estimate for Grey Fox project increased 43% to 888,000 oz Au at 7.1 g/t. We have engaged an independent engineering group to complete a Preliminary Economic Assessment (PEA) on the Grey Fox - Black Fox, Stock and Timmins resources utilizing our existing central milling capacity. We plan to grow annual production at the Fox Complex to 100-150,000 ounces of gold, at a targeted cash cost of $800/oz and an all-in sustaining cost (AISC) of $1,100/oz, over a +10-year life, with production envisioned to start ramping up from 2022. The PEA’s completion is expected in Q2, and will support the optimal business case on which to further complete a feasibility study. Mining from the Froome deposit, as described above, is expected to bridge gold production, providing cash flow while we continue to drill and assess additional potential resources at the Black Fox, Grey Fox, Stock and Timmins projects for future development towards expanded production.

Gold Bar Mine, USA (100% Interest)

Gold Bar produced 28,000 GEOs in 2020. Total cash costs and AISC were $2,106 and $2,459 per GEO, respectively.

The outbreak of the COVID-19 pandemic had a significant impact on 2020 production, as the Gold Bar operation shut down in Q2 and isolation quarantine protocols reduced operating shifts in Q4 after site personnel tested positive for COVID-19. The slower ramp up to full mining rates following the shutdown was primarily due to delays related to mining contractor rehiring of operators.

In 2020, we spent $5.1 million on exploration activities in and around the Gold Bar mine, which included 110,500 feet (33,700 m) of drilling and metallurgical testing to support the updated reserve estimates. Drilling at Gold Bar South has successfully advanced the project and is expected to contribute to Gold Bar mine’s future production. Subject to the receipt of permit approvals as planned, the mining of Gold Bar South could begin as early as Q1 2022.

In January 2021, updated resource model and resource and reserve estimates were completed, providing us with a more accurate model to plan from moving forward. Remodeling of these deposits has been completed in-house and reviewed by an independent third-party mining consultant. Optimization of the reserve will continue into 2021, to improve ore deliveries to the pad.

San José Mine, Argentina (49% Interest)

Our attributable production from San José in 2020 was 31,800 gold ounces and 2,013,000 silver ounces, for a total of 54,500 GEOs. Total cash costs(2) and all-in sustaining costs (AISC)(2) were $1,233 and $1,514 per GEO, respectively.

Gold and silver production decreased significantly in 2020 as a result of suspensions of mining activities due to COVID-19 combined with operating below capacity during ongoing countrywide travel restrictions.

In 2021, our partner Hochschild Mining is planning a significant exploration program at San José. Towards the end of 2020 drilling started to return encouraging results in the Saavedra area close to where mining takes place. During Q1 2021, 6,500 ft (2,000 m) of resource drilling is planned at the Betania and Isabel veins, with campaigns also continuing at the Telken zone close to Newmont’s Cerro Negro mine and at Aguas Vivas, north-west of San José.

El Gallo Project, Mexico (100% Interest)

Production from El Gallo in 2020 was 8,000 GEOs from residual leaching of the heap leach pad. During 2020, residual leaching costs were $11.4 million, or $1,409 per GEO sold.

For 2021, we expect to recover 4,500-5,900 GEOs from residual leaching of the heap leach pad.

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COVID-19 Update

McEwen Mining continues to maintain wide-ranging prevention measures for its workforce and neighboring communities, including screening, physical distancing, travel restrictions, contact tracing and avoiding exposure for at-risk individuals.

Table 1 below provides production and cost results for Q4 and the full year 2020, with comparative results from 2019.

	Q4			Full Year			2021 Guidance
	2019	2020		2019	2020
Consolidated Production
Gold (oz)	36,100	24,100		134,300	92,100		110,500-127,900
Silver (oz)	865,000	532,400		3,365,800	2,020,000		2,300,000-2,450,000
GEOs(1)	46,300	30,100		174,400	114,800		141,000-160,400
Gold Bar Mine, Nevada(3)
GEOs(1)	9,713	6,000		30,712	28,000		37,000-45,000
Cash Costs ($/GEO)(1)	1,281	3,439		1,101	2,106
AISC ($/GEO)(1)	1,452	3,726		1,282	2,459
Black Fox Mine, Canada
GEOs(1)	9,921	8,000		35,721	24,400		27,500-32,500
Cash Costs ($/GEO)(1)	729	1,307		825	1,397
AISC ($/GEO)(1)	934	1,439		1,225	1,650
El Gallo Mine, Mexico
GEOs(1)	2,490	1,500	(5)	16,333	8,000	(5)	4,500-5,900
San José Mine, Argentina (49%)
Gold production (oz)(4)	14,000	8,700		51,700	31,800		41,500-44,500
Silver production (oz)(4)	861,800	531,500		3,354,500	2,013,000		2,300,000-2,450,000
GEOs(1)(4)	24,200	14,600		91,700	54,500		72,000-77,000
Cash Costs ($/GEO)(1)	826	1,234		867	1,233
AISC ($/GEO)(1)	1,034	1,455		1,140	1,514

Table 2 below provides financial highlights for Q4 and full year 2020, with comparative results from 2019.

	Q4 2019	Q4 2020	Full Year 2019	Full Year 2020
Treasury
Liquid Assets ($ millions)(2)			49.7	25.9
Cash ($ millions)			46.5	20.8
Working Capital ($ millions)			43.2	7.9
Debt (Term loan) ($ millions)			50.0	50.0
Gross Profit (Loss)
Black Fox Mine ($ millions)	4.1	0.2	5.7	(4.1)
San José Mine (49%) ($ millions)	6.9	9.1	16.6	25.0
El Gallo Project ($ millions)	(0.5)	(1.8)	4.0	(1.5)
Gold Bar Mine ($ millions)	(2.3)	(12.1)	(0.7)	(21.4)
Cash Gross Profit (Loss)
Black Fox Mine ($ millions)	6.8	3.8	18.9	6.8
San José Mine (49%) ($ millions)	16.7	12.9	50.9	39.6
El Gallo Project ($ millions)	(0.4)	(1.8)	4.6	(1.3)
Gold Bar Mine ($ millions)	2.1	(8.8)	10.2	(9.6)
Consolidated Operating Results
Net (Loss) ($ millions)	(25.1)	(23.5)	(59.7)	(152.3)
Net (Loss) per Share ($)	(0.07)	(0.06)	(0.17)	(0.38)
Cash Flow
Cash Provided By (Used In) Operating Activities ($ millions)	(17.6)	(2.6)	(39.5)	(27.9)

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Notes:

1.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 85:1 for Q4 2019, 77:1 for Q4 2020, 84:1 for 2019, and 89:1 for 2020. 2021 production and cost guidance is calculated based on 75:1 gold to silver price ratio.
2.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2020 filed on Edgar and SEDAR.
3.	Gold Bar started commercial production on May 23, 2019.
4.	Represents the portion attributable to us from our 49% interest in the San José Mine.
5.	Both cash costs and AISC per GEO no longer represent key metrics used by management to evaluate residual leaching at the El Gallo Project. For this reason, the Company has ceased relying on, and disclosing, cash costs and all-in-sustaining costs per ounce as a key metric.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our Q4 and year-end 2020 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

The webcast will be archived on McEwen Mining’s website at https://www.mcewenmining.com/media following the call.

Thursday, March 11th, 2021 at 11:00 am EST	To call into the conference call over the phone, please register here: http://www.directeventreg.com/registration/event/4266439
Audience URL: https://event.on24.com/wcc/r/2948535/322FE1DE7B9003D0125B7DAA2B27B02E

Resource and Reserve Updates

The following statements apply to information contained in the resource and reserve tables below:

•	Mineral Resources are inclusive of Mineral Reserves;

•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•	Numbers in the tables have been rounded to reflect the accuracy of the estimates and may not sum due to rounding;

•	The Inferred Mineral Resource in these estimates has a lower level of confidence than that applied to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration;

•	Quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated;

•	Mineral Resources and Reserves were estimated using the guidelines set out in the CIM Definition Standards for Mineral Resources and Reserves prepared by the CIM Standing Committee on Reserve Definitions, reserves estimates are also compliant with SEC Industry Guide 7;

San José Mine

Hochschild Mining Plc (“Hochschild”), our joint venture partner, prepared the mineral resource and mineral reserve estimates for the San José mine as at December 31, 2020.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 8, 2021, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2020 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however they do not include allowances for mill or smelter recoveries.

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Table 1.1: San José Mine - Mineral Reserve Estimate, December 31, 2020 – 100% basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Proven	815	6.73	409	176	10.7
Probable	187	5.46	354	33	2.1
Total Proven & Probable	1,002	6.49	399	209	12.8

Table 1.1 Notes:

•	Reserves are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.
•	Mineral reserves were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission Industry Guide 7 for reserves.
•	Metal prices used for reserve estimation US$1,800/oz for gold and US$20.00/oz for silver.
•	For reserves average internal dilution was 7%, average mining and geotechnical dilution was 43% and mine extraction was 30%.
•	Reserve cut-off grades: Cut and fill = 285 gpt AgEq., Long hole = 228 gpt AgEq. [AgEq = (Au x 86) + Ag].

Table 1.2: San José Mine - Mineral Resource Estimate, December 31, 2020 – 100% basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Measured	1,752	7.89	484	444	27.3
Indicated	1,000	5.68	335	183	10.8
Total Measured & Indicated	2,752	7.09	429	627	38.0
Total Inferred	1,861	5.58	345	334	20.6

Table 1.2 Notes:

•	Resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.
•	Mineral resources were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission Industry Guide 7 for reserves.
•	Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.
•	Metal prices used for resource estimation US$1,800/oz for gold and US$20.00/oz for silver.
•	Resources for 2020 were defined at a cut-off grade of 285 gpt silver equivalent [AgEq = (Au x 86) + Ag].

Fox Complex

The mineral resource estimate for the Black Fox Mine and Grey Fox area was carried out by McEwen Mining; the mineral reserve for the Black Fox Mine was developed by the site engineering team. All resource and reserve statements are as at December 31, 2020.

Table 2.1: Black Fox Mine - Mineral Resource Estimate, December 31, 2020

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Measured	374	5.35	64
Indicated	118	5.06	19
Total Measured & Indicated	492	5.28	84
Inferred	242	5.32	41

Table 2.1 Notes:

•	Resources are reported at a cut-off grade of 3.0 g/t Au, assuming an underground extraction scenario, a gold price of US$1,500/oz and a metallurgical recovery of 96 percent.

Table 2.2: Black Fox Mine - Mineral Reserve Estimate, December 31, 2020

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Proven	33	3.96	4
Probable	72	4.10	10
Total Probable	105	4.05	14

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Table 2.2 Notes:

•	Reserves are based on a cut-off value of 3.64 g/t Au assuming a gold price of US$1,650/oz.
•	Reserves are stated at a mill feed reference point and include for diluting materials and mining losses.

Table 2.3: Grey Fox Property - Mineral Resource Estimate, December 31, 2020

Classification		Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated Mineral Resource
Underground	Contact Zone	1,212	6.76	263
	147 Zone	1,028	7.65	253
	147 NE Zone	467	7.79	117
	South Zone	708	7.16	163
	Gibson Zone	502	5.70	92
Total Indicated		3,917	7.05	888
Inferred Mineral Resource
Underground	Contact Zone	173	7.02	39
	147 Zone	144	7.05	33
	147 NE Zone	47	8.34	13
	South Zone	98	6.64	21
	Gibson Zone	356	5.92	68
Total Inferred		818	6.58	173

Table 2.4 Notes:

•	All figures rounded to reflect the relative accuracy of the estimates. Composites were capped where appropriate. Mineral resources reported at a cut-off grade of 3.6 g/t Au

Gold Bar Mine

The mineral resource estimate for the Gold Bar Mine was carried out by McEwen Mining.

Table 3.1: Gold Bar - Mineral Resource Estimate, December 31, 2020

Classification	Quantity (‘000 t)	Grade Gold (oz/ton)	Grade Gold (Metric g/t)	Contained Gold (‘000 oz)
Indicated	16,698	0.027	0.91	491
Inferred	1,982	0.024	0.82	52

Table 3.1 Notes:

•	Mineral resources are based on the following economic input parameters: $3.19/ore ton mining cost, $1.99/waste tone mining cost, $4.91/ore ton crushed process cost, $3.77/ore ton ROM process cost, $3.16/ore ton G&A cost, $0.475/toz gold refining charge, $1.538/toz transport & sales cost, 99.95% payable gold, 1% royalty at GBS only, 78% crushed oxide recovery at Pick & Ridge, 50% mid-carbon recovery at Pick & Ridge, 72% ROM oxide recovery at Pick & Ridge, 61% ROM oxide recovery at GBS, 0% ROM mid-carbon recovery;
•	Resources are reported using gold variable cutoff grades depending on rock type, mining area, carbon content, clay content and process response.
•	Resources stated in the table above are contained within a $1,725/oz Gold sales price Lerchs-Grossmann (LG) pits.

The reserve estimate for the Gold Bar mine as at December 31, 2020 was prepared by Joseph McNaughton, P.E., Senior Mining Engineers, Partner, Independent Mining Consultants and reviewed by Jeff Choquette and Todd Wakefield of Mine Technical Services Ltd.

Table 3.2: Gold Bar - Mineral Reserve Estimate, February 12, 2021

Classification	Quantity (‘000 t)	Grade Gold (oz/ton)	Grade Gold (Metric g/t)	Contained Gold (‘000 oz)	Recoverable (‘000 oz)
Probable	15,570	0.024	0.84	420	300

Table 3.2 Notes:

•	Resources stated as contained within a potentially economically minable open pit using the following optimization parameters: US$1,500/oz Au, $3.19 per ore ton mining cost, $1.99 per waste ton mining cost, $4.91 per ton crushed process cost, $3.77 per ore ton run-of-mine (ROM) process cost, $3.16 per ore ton G&A cost, $0.475 per ton gold refining charge, $1.538 per ounce transport and sales cost, 99.95% payable gold, 1% royalty on Gold Bar South, 78% crushed oxide recovery at Pick and Ridge, 50% mid-carbon recovery at Pick and Ridge, 72% run-of-mine oxide recovery at Pick and Ridge, 61% ROM oxide recovery at Gold Bar South, 0% ROM mid-carbon recovery.
•	Reserves are based on variable cutoff grades depending on rock type, mining area, carbon content, clay content and process response.
•	Reserves are contained within an engineered pit design between the $1,250/oz and $1,400 gold sales price Lerchs-Grossmann pit shells.
•	Based on end of December 2020 topography.

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Technical Information

The technical contents of this news release has been reviewed and approved by Peter Mah, P.Eng., COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

The technical information in this news release related to resource and reserve estimates has been reviewed and approved by Luke Willis, P.Geo., McEwen Mining’s Director of Resource Modelling and Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining presently prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards permitted in reports filed with the SEC under Industry Guide 7 (“Guide 7”). Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC under Guide 7. The estimation of measured and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, under Guide 7, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under Guide 7, the tonnage and average grade described herein would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

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Liquid assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com Join our email list for updates: https://www.mcewenmining.com/contact-us/

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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